Exhibit 99

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, MARCH 10, 2011
RAVEN INDUSTRIES REPORTS RECORD FOURTH QUARTER
AND FISCAL 2011 RESULTS
SIOUX FALLS, SD—March 10, 2011—Raven Industries, Inc. (RAVN: Nasdaq) today announced record sales and earnings for the fourth quarter and fiscal year ended January 31, 2011. The company continues to benefit from its innovative products sold into markets such as energy exploration, precision agriculture and military surveillance.
For the full year, sales reached $314.7 million, a 32 percent increase from $237.8 million in fiscal 2010. Net income for the year of $40.5 million, or $2.24 per share, was 42 percent above the prior year’s $28.6 million, or $1.58 per diluted share. Return on sales improved to 12.9 percent from 12.0 percent.
For the fourth quarter, sales increased 27 percent to $70.7 million from $55.8 million in the same period a year ago. The company’s Engineered Films, Applied Technology and Aerostar operating units accounted for the majority of the sales increase, and recorded double-digit gains in operating income as well. Net income increased 27 percent to $7.4 million, or $0.41 per diluted share, compared with $5.8 million, or $0.32 per diluted share one year earlier.
“We had a strong finish to a very successful year,” said Daniel A. Rykhus, president and chief executive officer. “Not only did we enjoy broad-based revenue gains but our profitability improved despite significantly higher investment spending for new capabilities and product development. While a more aggressive stance on driving growth may temper our bottom line over the near term, this is a great opportunity for Raven to take advantage of our strong presence in precision agriculture, engineered films and surveillance. Underpinning our efforts is a strong balance sheet, where cash balances remain healthy despite last year’s special dividend payout.”
Precision Ag Demand Drives Applied Technology
Annual revenues for the Applied Technology Division increased 16 percent to $100.1 million, compared with $86.2 million for fiscal 2010. Operating income was up 21 percent, to $31.1 million, compared with $25.7 million for the same period last year.
For the fourth quarter, sales were $22.3 million versus $17.3 million, or a 29 percent increase. Operating income in the most recent quarter was up 42 percent, to $5.9 million from $4.1 million.
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“We’re seeing good demand for our core products, including field computers, guided steering and application controls,” Rykhus said. “Growth was also aided by new products and continued international expansion. With U.S. farm income expected to increase again in 2011, we’re optimistic that custom applicators and farmers will look to Raven’s suite of productivity tools as a cost-effective investment. We introduced several new products in the fourth quarter that improve planting, harvesting, and spraying efficiency. Meanwhile, we are pleased to see growing interest in our SlingshotTM information management platform. Decision-support systems represent the next frontier in precision ag, and Raven is moving quickly to expand our information network and integrated reporting capabilities.”
Higher Revenues and New Capacity in Engineered Films
The Engineered Films Division posted annual sales of $105.8 million, which was up 66 percent from $63.8 million the prior year. Operating income was up 92 percent, at $19.6 million from $10.2 million in fiscal 2010.
In the fourth quarter, revenues increased 45 percent to $24.3 million versus $16.7 million for the fourth quarter last year. Operating earnings, at $3.0 million, increased 27 percent from $2.4 million in the same period a year ago.
“Revenues were strong again in the energy markets, but we also experienced better demand for our construction, agriculture and geomembrane products,” Rykhus stated. “Resin prices were less volatile although we are now experiencing some increases. We upgraded our cast extruder line this past quarter and the new capabilities along with extra capacity should help drive our top line in Films. For example, the new capacity allows us to increase our production of texturized films for geomembrane applications. We will also bring two new blown-film extruders on-line in the coming year. The primary objective is to build sales of our specialty films. To this end, Raven is teaming up with key suppliers, research organizations and channel partners in pursuit of new business.”
Record Performance at Aerostar
Aerostar Division sales in fiscal 2011 of $48.8 million increased 79 percent compared with $27.2 million from last year. Its operating income of $9.4 million grew 67 percent compared with $5.6 million during fiscal 2010.
Aerostar’s sales in the fourth quarter were up 34 percent to $12.0 million from $8.9 million in the previous year’s fourth quarter. A high level of deliveries across key products contributed to the revenue gain. Operating income, at $2.3 million, increased 10 percent from $2.1 million a year earlier.
“Aerostats and military parachutes provided strong sales growth this past quarter,” said Rykhus. “Raven has worked effectively with the U.S. government and other contractors. In fact, we see significant follow-on opportunities in persistent surveillance as a cost-effective solution for ensuring the safety of our armed forces. We also look for continued success with our military parachutes, and we are working on new initiatives to grow beyond the core customer base in high altitude research balloons. The entire Aerostar division is building out the elements necessary to pursue opportunities as a prime contractor.”
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Improved Year for Electronic Systems
In fiscal 2011, Electronic Systems Division sales increased by 4 percent to $65.9 million from $63.5 million in the prior year. Operating income rose by 10 percent to $9.9 million compared with $9.0 million a year ago.
Sales in the fourth quarter were $13.7 million versus $13.8 million a year ago, relatively flat. Operating income fell 14 percent to $1.7 million, from $2.0 million in the previous year’s quarter.
“The fourth quarter was in line with our expectations,” noted Rykhus. “Profits were lower compared with last year’s quarter due to a less favorable product mix. We are still facing some supply chain issues but the overall sales mix has a margin profile that meets our goals and, overall, this unit is generating solid cash flows. Future growth could come from a number of areas, including new customers, proprietary products, and continued in-sourcing of assemblies for Raven’s other divisions.”
Healthy Balance Sheet and Cash Flows
At January 31, 2011, cash and investment balances were approximately $38.6 million, down from $43.7 million a year ago due primarily to a special dividend of $1.25 per share, or $22.5 million, paid to shareholders in September 2010. Full year operating cash flows, down as a result of higher working capital requirements, were $42.1 million versus $47.6 million last year. Accounts receivable increased to $40.0 million compared with $34.3 million at January 31, 2010. Inventories were $43.7 million, up from $34.5 million one year earlier. Accounts receivable days continue to trend favorably while inventory turns improved along with the level of sales and production activity.
Raven to Build on Record Year with Continued Investment
Rykhus concluded, “This past year was another one for the record books. What makes this even more significant is the fact that we accomplished growth in sales and profits during an unprecedented period of reinvestment across the company. We believe these investments will help us sustain our long-term growth track and we could see double-digit profit growth even in this coming year. We’re really just beginning to test the potential of what we can accomplish with our corporate culture of innovation and strong competitive drive.
“While the economic environment remains uncertain, our best defense is to stay focused on our market niches and run profitable businesses. Due to our strong growth opportunities, as well as scaling necessities, we are using cash to invest in organic growth more aggressively than in the recent past. Along with the continued hiring of new people we estimate our capital spending this current fiscal year will more than double last year’s $14 million. We also continue to look for complementary acquisitions. At the same time, our cash management strategy is geared to support continued growth in quarterly dividends.”
About Raven Industries, Inc.
With strengths in engineering and technological innovation, Raven provides custom solutions including precision agriculture applications, high performance specialty films, aerostats for communications and surveillance, and electronic manufacturing services.
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Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its year end and fourth quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company’s Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through March 17, 2011. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 6188866. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2011	2010	Change	2011	2010	Change
Net sales	$70,681	$55,816	27%	$314,708	$237,782	32%
Cost of sales	51,699	40,422		223,279	169,930

Gross profit	18,982	15,394	23%	91,429	67,852	35%

Research and development expenses	1,940	1,444		7,604	5,843
Selling, general and administrative expenses	6,833	5,268		24,073	18,789
Gain on disposition of assets	—	—		(451)	—

Operating income	10,209	8,682	18%	60,203	43,220	39%

Other expense (income), net	(104)	1		(79)	(102)

Income before income taxes	10,313	8,681	19%	60,282	43,322	39%

Income taxes	2,907	2,835		19,745	14,748

Net income	$7,406	$5,846	27%	$40,537	$28,574	42%

Net income per common share:
-basic	$0.41	$0.32	28%	$2.24	$1.58	42%
-diluted	$0.41	$0.32	28%	$2.24	$1.58	42%

Weighted average common shares outstanding:
-basic	18,087	18,050		18,067	18,040
-diluted	18,175	18,051		18,110	18,043
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2011	2010	Change	2011	2010	Change
Net sales:
Applied Technology	$22,286	$17,258	29%	$100,090	$86,217	16%
Engineered Films	24,313	16,734	45%	105,838	63,783	66%
Aerostar	11,954	8,918	34%	48,787	27,244	79%
Electronic Systems	13,743	13,788	0%	65,852	63,525	4%
Intersegment eliminations	(1,615)	(882)		(5,859)	(2,987)

Total company	$70,681	$55,816	27%	$314,708	$237,782	32%

Operating income:
Applied Technology	$5,878	$4,139	42%	$31,135	$25,722	21%
Engineered Films	3,044	2,403	27%	19,622 (1)	10,232	92%
Aerostar	2,292	2,082	10%	9,407	5,634	67%
Electronic Systems	1,683	1,955	(14)%	9,917	8,979	10%
Intersegment eliminations	(47)	47		(94)	60

Total segment income	12,850	10,626		69,987	50,627
Corporate expenses	(2,641)	(1,944)	(36)%	(9,784)	(7,407)	(32)%

Total company	$10,209	$8,682	18%	$60,203	$43,220	39%

(1)	Includes a $451,000 pre-tax gain on disposition of assets.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	January 31	January 31
	2011	2010
ASSETS
Cash, cash equivalents and short-term investments	$38,563	$43,684
Accounts receivable, net	39,967	34,327
Inventories	43,679	34,475
Other current assets	5,972	5,261

Total current assets	128,181	117,747

Property, plant and equipment, net	41,522	33,029
Other assets, net	18,057	19,533

	$187,760	$170,309

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$16,715	$12,398
Accrued and other liabilities	17,620	13,562

Total current liabilities	34,335	25,960

Other liabilities	12,211	11,098
Shareholders’ equity	141,214	133,251

	$187,760	$170,309

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Twelve Months Ended January 31
	2011	2010
Cash flows from operating activities:
Net income	$40,537	$28,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,631	7,108
Other operating activities, net	(6,083)	11,961

Net cash provided by operating activities	42,085	47,643

Cash flows from investing activities:
Capital expenditures	(13,972)	(3,302)
Investment in and acquisition of businesses	(399)	(7,000)
Other investing activities, net	2,953	(3,094)

Net cash used in investing activities	(11,418)	(13,396)

Cash flows from financing activities:
Dividends paid	(34,095)	(9,911)
Other financing activities, net	261	44

Net cash used in financing activities	(33,834)	(9,867)

Effect of exchange rate changes on cash	46	37

Net increase (decrease) in cash and cash equivalents	(3,121)	24,417
Cash and cash equivalents at beginning of period	40,684	16,267

Cash and cash equivalents at end of period	37,563	40,684
Short-term investments	1,000	3,000

Cash, cash equivalents and short-term investments	$38,563	$43,684

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